EXHIBIT 10(i)

CORE MOLDING TECHNOLOGIES, INC.
CASH PROFIT SHARING PLAN

Adopted March 12, 2014

Core Molding Technologies, Inc. (the “Company”) has established an annual cash profit sharing plan (the “Plan”) for its officers, key managers, salaried, and non-represented employees, which is described as follows:

1.
During the initial ninety (90) days of each calendar year of the Company, the Company's Board of Directors (“Board”) will establish a threshold for Earnings Before Taxes (“EBT”) to provide a reasonable return to the stockholders. The threshold will be based upon an 8% return on net assets (“RONA”) (defined as eight percent (8%) times adjusted assets less debt). Adjusted assets include accounts receivable, inventory, other current assets, net fixed assets less construction in progress (“CIP”), other assets, and the net present value of outstanding financed leases. Adjusted assets will be calculated using the prior year end amounts.

2.
An annual profit sharing pool will be created if profits exceed the threshold set forth in Section 1, with the amount of such pool equal to fifty percent (50%) of EBT above the threshold, which pool will be shared with the employees of the Company in the form of annual profit sharing in the manner set forth below in Section 4.

3.	The annual profit sharing pool will be capped at a maximum of twenty percent (20%) of EBT, as established by the Board.

4.	For each calendar year the profit sharing pool is allocated among four (4) groups:

(a)    the “officer” group;
(b)    the “key manager” group;
(c)    the “salaried” group;
(d)    a “non-represented hourly” group.

The profit sharing allocation will be based on the total annual profit sharing pool and regular earnings for all participants in the pool. A profit sharing percentage of regular earnings (a “Profit Sharing Percentage”) will be determined for each group based on the calculation that results from each group’s Profit Sharing Percentage being two times the previous groups Profit Sharing Percentage (e.g. the salaried group’s Profit Sharing Percentage will be two times the hourly group’s Profit Sharing Percentage, the key manager’s Profit Sharing Percentage will be two times the salaried group’s Profit Sharing Percentage and the officer group’s Profit Sharing Percentage will be two times the key manager group’s Profit Sharing Percentage). Each individual within a specific group will have the same Profit Sharing Percentage as other individuals in such group. The maximum profit sharing payment that is payable under this Plan to any individual with respect to any one calendar year is $800,000.

5.
To be eligible to participate in the Plan, an individual must be actively employed on the date of the payment of the profit sharing or have retired at the age of 55 or older on or after December 31 of the profit sharing year. Officers, key managers, salaried, and non-represented hourly employees who become disabled or die during the profit sharing year will be considered eligible to participate in the Plan and to receive a payment in the normal course. Officers, key managers, salaried, and non-represented employees who are involuntarily terminated without cause on or after December 31 of the profit sharing year and who are not otherwise eligible for any severance (indemnification) required by law will be considered eligible to participate in the Plan. To the extent that Internal Revenue Code Section 162(m) (“162(m)”) is intended to apply to the Plan, the Board has the discretion to reduce, but not to increase, any payment under the Plan to a “covered employee” within the meaning of 162(m).

6.
The annual profit sharing payment will be paid to eligible participants in a lump sum distribution between January 1 and on or before March 15 of the year immediately subsequent to the profit sharing year.

7.
The Board approves all profit sharing payments and reserves the right to change the Plan (together with the Board's compensation committee to the extent 162(m) applies and such is permitted by 162(m)) as deemed necessary; provided that the Plan continues to satisfy the requirements of Internal Revenue Code Section 409A (and to the extent applicable, 162(m)).

8.
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a participant (or a participant's beneficiary) has a fixed and vested interest but which is not yet made to a participant (or a participant's beneficiary) by the Company, nothing contained herein shall give any such participant (or such participant's beneficiary) any right that is greater than those of a general unsecured creditor of the Company.

9.
No employee, participant or other person shall have any claim to any profit sharing payment under the Plan until it is paid by the Company, and there is no obligation for uniformity of treatment of employees under the Plan. The terms and conditions of profit sharing under the Plan need not be the same with respect to each recipient. Any profit sharing paid under the Plan shall be a one-time profit sharing, and shall not constitute a promise of future profit sharing payments. The Board, in its sole discretion, maintains the right to make available future profit sharing payments, if any, hereunder.